Exhibit 5

July 19, 2001

LifePoint, Inc.

10400 Trademark Street

Rancho Cucamonga, CA 91730

Dear Sirs and Madams:

We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by LifePoint, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 7,563,559 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), to be offered by the holders thereof named in the table under the caption "Selling Stockholders" in the Prospectus constituting Part I of the Registration Statement (the "Prospectus") of which (1) an aggregate of 3,137,200 shares (the "Shares") of the Common Stock which are issuable upon conversion of 313,720 shares of the Company's recently designated Series C Convertible Preferred Stock, $.001 par value (the "Series C Preferred Stock"), which shares of the Series C Preferred Stock were purchased by the holders thereof in the Company's private placement closed in June 2001 (the "Offering") pursuant to Regulation D under the Securities Act; (2) an aggregate of 3,485,199 shares (the "Underlying Shares") of the Common Stock will be offered by the holders thereof when and if such holders exercise (a) Common Stock purchase warrants expiring June 19, 2006 (the "Investor Warrants") to purchase an aggregate of 3,137,200 shares of the Common Stock which were granted to them as part of units in the Offering; (b) Common Stock purchase warrants expiring June 19, 2006 (the " Placement Agent Warrants") to purchase an aggregate of 330,005 shares of the Common Stock; and (c) Common Stock purchase warrants expiring June 19, 2006 (the "Finder's Warrants") to purchase an aggregate of 17,994 shares of the Common Stock; and (3) 941,160 shares of the Common Stock which is the Company's current estimate as to the shares issuable upon the redemption of the Premium with respect to the shares of the Series C Preferred Stock.

We have examined the Restated Certificate of Incorporation of the Company, as amended by the Certificate of Designation filed with the Secretary of State of the State of Delaware on June 20, 2001, its By-Laws, its minutes and other corporate proceedings and corporate records relating to the authorization and, where applicable, the issuance of the Shares, the Investor Warrants, the Placement Agent's Warrants, the Finders Warrant and the Underlying Shares and have reviewed the Registration Statement in the form intended to be filed. In our opinion, we have made such an investigation and examination as we have deemed necessary for the purposes of expressing an informed opinion on the matters hereafter discussed.

Based upon such examination and review, it is our opinion that:

1. The Company is duly organized and validly under the laws of the State of Delaware; and

2. The Shares will be, upon the conversion of the shares of the Series C Preferred Stock, and the Underlying Shares will be, when issued in accordance with the respective terms of the Investor Warrants, the Placement Agent Warrants or the Finders Warrant validly issued, fully paid and non-assessable.

In addition, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Plan of Distribution" and "Legal Matters" included in the Prospectus.

Very truly yours,

/s/WACHTEL & MASYR, LLP